Exhibit 10.62

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (“the “Agreement”), dated December 20, 2002, between AMN HEALTHCARE, INC., a Nevada corporation, (hereinafter referred to as “the Company”) and Denise L. Jackson (“Executive”).

1. Employment At-Will

The Company agrees to employ Executive, and Executive hereby agrees to be employed by the Company upon such terms and conditions as are, or have been, mutually agreed upon. Executive’s employment with the Company shall be at the discretion of the Company, and Executive hereby agrees and acknowledges that both Executive and the Company may terminate Executive’s employment at any time, for any reason, with or without cause, and without notice. Nothing contained in this Agreement shall (a) confer on Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive’s employment with the Company.

2. Severance Benefits

In the event the Company terminates Executive’s employment without “Cause” (as defined below), the Company agrees to:

(a) If Employee’s employment is terminated, without Cause, Executive will receive severance payments in an amount equal to three (3) months base salary in effect on the date of termination of Executive’s employment (the “Termination Date”) plus an additional one (1) month per full year of employment, however, the maximum amount of any severance will be twelve (12) months’ base salary (following nine years of employment).

(b) Severance payments shall commence with the first payroll date after the Termination Date and payable in installments by mail or by direct deposit in accordance with the Company’s normal payroll schedule and practices. All withholding taxes and other deductions which the Company is required by law to make from wage payments to employees will be made from the severance payments.

3. Definition of “Cause”

For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon (i) failure by Executive substantially to perform Executive’s duties hereunder (other than any such failure resulting from your incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Company to Executive that specifically identifies the manner in which the Company believes Executive has not substantially performed Executive’s duties; (ii) conviction of any criminal offense by a court of competent jurisdiction; (iii) Executive’s committing any fraud, embezzlement or other act of dishonesty against the Company or any of its Subsidiaries, Affiliates, employees or agents; (iv) Executive’s otherwise engaging in misconduct which is materially injurious to the Company, monetary or otherwise, or (v) the material violation by Executive of any provision of a confidentiality, non-Solicitation and/or non-competition agreement entered into between Executive and the Company.

4. No Other Payments

Executive understands and agrees that the payments and benefits described above are in lieu of, and discharge, any obligations of the Company or Executive for compensation, incentive or performance payments, or any other expectation or form of renumeration or benefit to which Executive may be entitled, including severance benefits under any Company plan or program, except for: (i) any unpaid wages due for work performed during the last pay period(s) prior to the Termination Date; (ii) any unused vacation and/or PTO which is duly recorded on the Company’s payroll records as of the Termination Date; (iii) the continuation of Executive’s coverage under the Company’s group health plans pursuant to the terms of such plans and applicable law, (iv) any amounts payable to Executive under any retirement plan, qualified benefit plan or non-qualified benefit plan of the Company; and (v) any stock options granted to Executive pursuant to a Stock Option Agreement.

5. Severance Benefits Conditioned on Release

Executive acknowledges and understands that Executive’s eligibility for severance pay and other benefits hereunder is contingent upon Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of a general release of all claims related to the terms and conditions of Executive’s employment with the Company. If Executive fails to execute a release within twenty-one (21) days of receipt of such release (or at such other time as mandated by applicable state or federal law), Executive shall not be entitled to any severance payments to which Executive would otherwise be entitled to under the Agreement.

6. Miscellaneous Provisions

(a) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, may be modified or changed only by a written instrument executed by Executive and the Chief Operating Officer, AMN Healthcare, Inc.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.

(c) This Agreement may be changed, waived, discharged, or terminated only by a writing signed by the party against which enforcement is sought.

(d) Executive’s obligations under this Agreement are personal in nature and may not be assigned or transferred. The Company may assign this Agreement and it shall be binding upon and inure to the benefit of any successor or successors of the Company, whether by merger, consolidation, sale of assets, or otherwise, and reference herein to the Company shall be deemed to include any such successor.

(e) If any portion of this Agreement is held invalid or unenforceable, the remainder thereof shall remain in full force and effect, and if the invalidity or unenforceability is due to the unreasonableness of time or geographical restrictions, such covenants and restrictions shall be effective for such period of time and for such area as may be determined to be reasonable by a court of competent jurisdiction.

(f) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered mail or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to Company, to:	AMN Healthcare, Inc.
12235 El Camino Real, Suite 200
San Diego, CA 92130
Attn: Chief Executive Officer

If to Executive, to:	Denise L. Jackson
[ADDRESS]

or to such other address as the addressee may direct in writing.

Dated: , 2002
Denise L. Jackson

Dated: , 2002
Susan Nowakowski
Chief Operating Officer
AMN Healthcare, Inc.

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